Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is between [________] (“Executive”) and 22nd Century Group, Inc. (“22nd Century” and, together with its Affiliates, the “Company”).

WHEREAS, Executive is currently employed by 22nd Century and Executive’s services are valuable to the conduct of the business of the Company; and

WHEREAS, 22nd Century and Executive desire to specify the terms and conditions on which Executive will continue employment on and after [______] (the “Effective Date”), and under which Executive will receive severance in the event that Executive separates from service with the Company under the circumstances described in this Agreement.

NOW, THEREFORE, for the consideration described above and other good and valuable consideration, and intending to be legally bound, the parties agree as follows:

1. Effective Date; Term. This Agreement shall become effective on the Effective Date and continue until the date that is [_____] months after the Effective Date (the “Initial Term”). Thereafter, the Agreement shall renew automatically for successive one (1) year periods unless and until either party provides written notice to the other party of the intent not to renew the Agreement at least ninety (90) days prior to the end of the Initial Term or any subsequent one-year term. Notwithstanding the foregoing, if a Change of Control occurs prior to the end of the Initial Term or any subsequent one-year term, then the Agreement shall be extended automatically for two (2) years from the date of the Change of Control. The expiration of the Agreement due to the Company’s notice of non-renewal shall not be considered a termination of Executive by the Company for other than Cause. Rather, if the Initial Term or any subsequent one-year term expires as a result of non-renewal by either party, and if Executive remains employed with the Company thereafter, then Executive will be an at-will employee of the Company during the period that Executive remains employed with the Company.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

(a) “Accrued Benefits” shall mean the following amounts, payable as described herein: (i) all Base Salary that has accrued but is unpaid as of the Termination Date; (ii) reimbursement of Executive for his or her reasonable and necessary expenses, which have been approved in accord with Company policy and which were incurred by Executive on behalf of the Company as of the Termination Date; (iii) any and all other cash earned by Executive through the Termination Date and deferred at the election of Executive pursuant to any deferred compensation plan then in effect; and (iv) all other payments and benefits to which Executive (or in the event of Executive’s death, Executive’s surviving spouse or other beneficiary) is entitled on the Termination Date under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect on the Termination Date. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii) and (iv), pursuant to the terms of the benefit plan or practice establishing such benefits, and any applicable law.

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(b) “Affiliate” shall mean, with respect to 22nd Century, any partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, or other organization that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, 22nd Century within the meaning of Code Section 414(b) or (c); provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(c) “Base Salary” shall mean Executive’s annual base salary with the Company as in effect from time to time.

(d) “Board” shall mean the board of directors of 22nd Century or a committee of such Board authorized to act on its behalf in certain circumstances, including the Compensation Committee of the Board.

(e) “Cause” shall mean any of the following, as determined by the Company in its reasonable judgment, exercised in good faith: (i) any willful act or omission that constitutes a material breach by Executive of any of his or her material obligations under this Agreement or any material written Company policy or procedure; (ii) the continued willful failure or refusal of the Executive to substantially perform the duties reasonably required of him or her as an employee of the Company; (iii) an act of moral turpitude, dishonesty or fraud by, or criminal conviction (excluding non-felony convictions relating solely to vehicle and traffic offenses) of, Executive; (iv) any material misappropriation of Company property by the Executive; or (v) any other willful misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company; provided that prior to a termination due to Executive’s acts or omissions described in clauses (i) or (ii) herein, the Company shall have provided Executive with a written notice setting forth in reasonable detail the acts or omissions constituting Cause, and Executive shall have failed to cure such acts or omissions within thirty (30) days of his or her receipt of the written notice. If the alleged conduct or act constituting Cause is not curable, then Executive’s employment will terminate on the date specified in the written notice of termination (which may be immediate). If the alleged conduct or act constituting Cause is curable but Executive does not timely cure such conduct or act, then Executive’s employment will terminate on the date immediately following the end of the cure period.

(f) “Change of Control” shall mean a “Change of Control” as defined in the 22nd Century Group, Inc. 2021 Omnibus Incentive Plan, as amended and in effect from time to time, or any successor incentive plan thereto.

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(g) “Change of Control Employment Period” shall mean the twenty-four (24) month period commencing on the date of a Change of Control and ending at 11:59 p.m. on the second anniversary of such date.

(h) “COBRA” shall mean the provisions of Code Section 4980B.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(j) “Disability” shall mean, subject to applicable law, the good faith determination by the Board that a medically determinable physical or mental impairment of Executive renders Executive unable to perform the essential functions of his or her position with the Company, with a reasonable accommodation.

(k) “Good Reason” shall mean the occurrence of any of the following events during the Change of Control Employment Period without Executive’s written consent:

(i) any breach of this Agreement by 22nd Century or any successor thereto in the Change of Control or any affiliate thereof that employs Executive (the “Employer”), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Employer remedies;

(ii) any reduction in Executive’s (A) base salary, (B) percentage of base salary available as cash incentive compensation or bonus opportunity, (C) grant date fair value of annual equity-based awards or (D) other benefits, in each case relative to those most favorable to Executive in effect at any time during the 180-day period prior to the Change of Control or, to the extent more favorable to the Executive, those in effect at any time during the Change of Control Employment Period;

(iii) the removal of Executive from, or any failure to reelect or reappoint Executive to, any of the positions held with the Employer on the date of the Change of Control or any other positions with the Employer to which Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Employer of Executive’s employment for Cause or by reason of death or Disability pursuant to Section 4(a)(i) or (ii);

(iv) a good faith determination by Executive that there has been a material adverse change in Executive’s working conditions or status with the Employer relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change of Control, or, to the extent more favorable to Executive, those in effect at any time during the Change of Control Employment Period, including but not limited to (A) a significant change in the nature or scope of Executive’s authority, powers, functions, duties or responsibilities (including a change in reporting structure that entails a significant change in such nature or scope), or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Employer remedies;

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(v) the relocation of Executive’s principal place of employment to a location more than 50 miles from Executive’s principal place of employment on the date 180 days prior to the Change of Control (or if Executive has not been employed for 180 days prior to the Change of Control, as in effect on the date Executive entered into this Agreement);

(vi) the Employer requires the Executive to travel on Employer business 20% in excess of the average number of days per month the Executive was required to travel during the 180-day period prior to the Change of Control; or

(vii) failure by 22nd Century to obtain the agreement referred to in Section 10;

provided that such event shall constitute Good Reason only if: (A) Executive continues to satisfactorily perform his or her job duties as assigned through his or her last day of employment and continues to comply with all of the covenants set forth herein (including the terms of Section 7 hereof) and any other non-compete, confidentiality, invention or other written agreements otherwise applicable to him or her; (B) Executive provides the Employer written notice of resignation, specifying in reasonable detail the event constituting Good Reason, within thirty (30) days after the initial existence of such event; and (C) the Employer fails to cure the Good Reason event within thirty (30) days following receipt of such notice. If 22nd Century timely cures the Good Reason event, then Executive’s notice of resignation shall be automatically rescinded. If the Employer does not timely cure the Good Reason event, then Executive’s Termination Date shall be the date immediately following the end of the cure period.

(l) “Separation Agreement” shall mean an agreement in such form as is determined by 22nd Century which provides for, among other things: (i) the release and waiver of all claims that Executive, and anyone who may succeed to any claims of Executive, has or may have against 22nd Century, its board of directors, any of its subsidiaries or Affiliates, or any of their employees, directors, officers, employees, agents, plan sponsors, administrators, successors, fiduciaries, attorneys, or insurers, including but not limited to claims arising out of Executive’s employment with, and termination of employment from, the Company, but excluding claims for Accrued Benefits, Severance Benefits and equity awards; (ii) an obligation for Executive not to make any derogatory remarks or comments about the Company; (iii) an affirmation and assurance by Executive of his or her obligations to which he or she is subject under Section 7 herein; and (iv) such other clauses or obligations that 22nd Century may reasonably include.

(m) “Separation from Service” shall mean Executive’s separation from service (within the meaning of Code Section 409A) from 22nd Century and its Affiliates.

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(n) “Severance Benefits” shall mean the payments and benefits described in Section 5(d) hereof.

(o) “Severance Payment” shall mean the product of (A) [For the CEO: 1.5][For other executives: 1.0] multiplied by (B) the sum of Executive’s Base Salary plus Executive’s target annual bonus for the fiscal year in which the Termination Date occurs (or, if Executive’s target annual bonus for such fiscal year has not yet been established, Executive’s target annual bonus from the prior fiscal year) (the “Target Annual Bonus Amount”); provided that if Executive’s Termination Date occurs during the Change of Control Employment Period, then the Severance Payment shall mean the product of (A) [For the CEO: 2.5][For other executives: 1.5] multiplied by (B) the sum of Executive’s Base Salary plus the greater of the Target Annual Bonus Amount or the actual bonus earned by Executive for the prior fiscal year. For purposes of this definition, the Executive’s Base Salary shall be the amount in effect immediately preceding the Termination Date; provided that if a reduction in Executive’s Base Salary constituted a Good Reason for the termination, then Base Salary shall be the amount in effect immediately prior to such reduction.

(p) “Termination Date” shall mean the date of Executive’s termination of employment from the Company, as further described in Section 4.

3. Employment of Executive

(a) Position.

(i) Executive shall serve as the [________] of 22nd Century, accountable to the [For the CEO: Board][For other executives: Chief Executive Officer of 22nd Century]. In such position, Executive shall have such duties and authority as are customarily associated with such position and shall have such other titles and duties, consistent with Executive’s position, as may be assigned from time to time by the [For the CEO: Board][For other executives: Chief Executive Officer of 22nd Century].

(ii) Executive shall devote all of his or her business time and efforts to the performance of his or her duties on behalf of the Company, and will not engage in or be concerned with any other commercial duties or pursuits, either directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, nothing herein shall preclude Executive from (1) serving as an officer or a member of charitable, educational or civic organizations; (2) engaging in charitable activities and community affairs; and (3) managing Executive’s personal investments and affairs; provided, however, that such service and activities do not, in the Company’s reasonable opinion, interfere with the performance of his or her duties on behalf of the Company, create any conflict of interest as it relates to the Company, and are not represented in a manner that suggests the Company supports or endorses the services or activities without the advance approval of the Company. Executive shall be responsible for complying with all policies and operating procedures of the Company (that are provided or made available to the Executive) in the performance of his or her duties on behalf of the Company.

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(iii) Executive’s position is eligible for remote work. Executive will be required to travel to 22nd Century’s headquarters, to current and potential customer sites globally as needed and to such other places, including, without limitation, the site of such facilities of the Company and its Affiliates as are established from time to time, at such times as are advisable for the performance of Executive’s duties and responsibilities under this Agreement.

(iv) Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company (the “Company Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Company Opportunities on Executive’s own behalf.

(b) Base Salary. 22nd Century shall pay Executive a Base Salary at an annual rate of $[_____] (pro rated for any partial year), payable in regular installments in accordance with the Company’s usual payroll practices.

(c) Bonus and Equity Incentives.

(i) Executive is and shall be eligible to participate in such annual cash incentive plans and programs of 22nd Century as are generally provided to the senior executives of 22nd Century pursuant to such terms and conditions as the Board may prescribe from time to time. Executive’s target annual cash incentive award shall be no lower than [___]% of Base Salary.

(ii) Executive is and shall be eligible to participate in such long-term cash and equity incentive plans and programs of 22nd Century as are generally provided to the senior executives of 22nd Century, as determined by the Board in its discretion.

(d) Executive Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans (in addition to the annual and/or long-term incentive programs, which are addressed in subsection (c)) as in effect from time to time on the same basis as those benefits are generally made available to other similarly-situated senior executives of 22nd Century.

(e) Business Expenses. The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder subject to and in accordance with Company policies.

(f) Withholding. All payments under this Agreement shall be subject to payroll taxes and other withholdings in accordance with the Company’s (or the applicable employer of record’s) standard payroll practices and applicable law.

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4. Termination of Employment.

(a) Date and Manner of Termination. Executive’s employment with the Company will terminate during the term of the Agreement, and this Agreement will terminate on the date of such termination, as follows:

(i) Executive’s employment will terminate on the date of Executive’s death.

(ii) If Executive is subject to a Disability, and if within one hundred eighty (180) days after 22nd Century notifies Executive in writing that it intends to terminate Executive’s employment, Executive shall not have returned to the performance of Executive’s essential functions (either with or without a reasonable accommodation), 22nd Century may terminate Executive’s employment, effective immediately following the end of such thirty-day period.

(iii) 22nd Century may terminate Executive’s employment with or without Cause (other than as a result of Disability which is governed by subsection (ii)). If the termination is without Cause, then Executive’s employment will terminate on the date set forth in 22nd Century’s written notice of termination to Executive (which may be immediate). If the termination is for Cause, then Executive’s employment will terminate in accordance with Section 2(e). Unless otherwise directed by 22nd Century, from and after the date of the written notice of proposed termination, Executive shall be relieved of his or her duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by 22nd Century confirming such proposed termination.

(iv) Executive may terminate his or her employment for any reason outside of the Change of Control Employment Period or, during the Change of Control Employment Period, with or without Good Reason. If the termination is outside of the Change of Control Employment Period for any reason or during the Change of Control Employment Period without Good Reason, then Executive must provide at least thirty (30) but no more than ninety (90) days’ advance written notice to 22nd Century; provided that the Company may immediately relieve Executive of all duties and responsibilities upon receipt of such notice, and choose to terminate Executive’s employment without further notice or delay, which termination shall not constitute a termination without Cause. If the termination is during the Change of Control Employment Period for Good Reason, then Executive’s employment will terminate in accordance with Section 2(k).

(b) Relinquishment of Positions Upon Termination. Upon termination of employment for any reason, Executive shall resign all officerships, directorships or other positions that he or she then holds with the Company or any of its Affiliates.

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5. Payments upon Termination.

(a) Entitlement to Accrued Benefits and Equity Awards. Upon termination of Executive’s employment for any reason, whether by the Company or by Executive, the Company shall pay or provide Executive with the Accrued Benefits and all of Executive’s outstanding equity awards shall be subject to the terms of the applicable award agreement and plan.

(b) Entitlement to Severance. Subject to the other terms and conditions of this Agreement, Executive shall be entitled to Severance Benefits in either of the following circumstances:

(i) Executive’s employment is terminated by 22nd Century without Cause, except in the case of death or Disability; or

(ii) During the Change of Control Employment Period, Executive terminates his or her employment with the Company for Good Reason.

If Executive dies after receiving a notice by 22nd Century that Executive is being terminated without Cause, or after providing notice of termination for Good Reason during a Change of Control Employment Period, then Executive’s estate, heirs and beneficiaries (as the case may be) shall be entitled to the Accrued Benefits and the Severance Benefits at the same time such amounts would have been paid or benefits provided to Executive had he or she lived.

(c) Requirement for Severance Benefits. As an additional prerequisite for receipt of the Severance Benefits, Executive must (i) execute, deliver to 22nd Century, and not revoke (to the extent Executive is allowed to do so) a Separation Agreement within twenty (20) calendar days (or such longer period as is provided in the Separation Agreement) following the Executive’s receipt of such Separation Agreement, which 22nd Century must provide Executive within ten (10) days following Executive’s Termination Date, (ii) return all property, Confidential Information (as defined below), documents and other materials belonging to the Company in an unaltered form and without retaining any copies, and (iii) comply with all of Executive’s covenants set forth in this Agreement.

(d) Severance Benefits; Timing and Form of Payment. Subject to the limitations imposed by Section 6, if Executive is entitled to severance benefits, then:

(i) The Company shall pay Executive the Severance Payment in equal installments, consistent with the Company’s normal payroll practices, over the [For the CEO: 18 month][For other executives: 12 month] period following (or, in the case of a termination of employment during the Change of Control Employment Period, in a lump sum, provided such Change of Control meets the requirements of Code Section 409A and such lump sum payment is permitted consistent with the requirements of Code Section 409A, promptly following) the date of his or her Separation from Service; provided that any amounts that would be payable prior to the effectiveness of the Separation Agreement shall be delayed until the Separation Agreement becomes effective. Notwithstanding the foregoing, if, as of the date of Executive’s Separation from Service (i) he or she is a “specified employee” as determined under Code Section 409A, then any portion of the Severance Payment that is subject to Code Section 409A and that would otherwise be payable within the first six (6) months following such Separation from Service shall be delayed until the first regular payroll date of the Company following the six (6) month anniversary of Executive’s Separation from Service (or the date of his or her death, if earlier than that anniversary) to the extent required for compliance with Code Section 409A or (ii) he or she is not a “specified employee” as determined under Code Section 409A, then any portion of the Severance Payment that is subject to Code Section 409A and that would be otherwise payable within the first ninety (90) days after Executive’s Separation from Service shall be paid ninety (90) days after Executive’s Separation from Service (and not promptly following the effectiveness of the Separation Agreement).

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(ii) The Company shall continue to provide to Executive and his or her dependents (as applicable) for a period of [For the CEO: eighteen (18)][For other executives: twelve (12)] consecutive months after the Termination Date, group health, dental and life insurance benefits to the extent that such benefits were in effect for Executive and his family as of the Termination Date, subject to Executive’s timely election of group health and/or dental continuation coverage pursuant to COBRA or similar state laws and timely payment of his or her share of the applicable premiums at the same rate (if any) he or she was paying before the Termination Date. Benefit continuation under this Section 5(d)(ii) shall be concurrent with any coverage under the Company’s plans pursuant to COBRA or similar state laws. Such benefits shall be terminated prior to the applicable period to the extent permitted by COBRA (for health and dental coverage) at such time as Executive has obtained new employment and is covered by benefits which in the aggregate are comparable to such continued benefits. Executive shall promptly notify the Company when he or she becomes employed after the Termination Date and shall provide such reasonable cooperation as the Company requests with respect to determining whether Executive is covered by comparable benefits with such new employer. If provision of health or dental benefits under this Section 5(d)(ii) would subject the Company or its benefits arrangements to a penalty or adverse tax treatment, then the Company shall provide a cash payment to Executive in an amount reasonably determined by the Company to be equivalent to the portion of the COBRA premiums that the Company would have paid for such benefits.

6. Limitations on Severance Payments and Benefits. Notwithstanding any other provision of this Agreement, if any portion of the Severance Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to Executive shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Code Section 4999 or which the Company may pay without loss of deduction under Code Section 280G(a); provided that the foregoing reduction in the amount of Total Payments shall not apply if the After-Tax Value to Executive of the Total Payments prior to reduction in accordance herewith is greater than the After-Tax Value to Executive if Total Payments are reduced in accordance herewith. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Code Section 1274(b)(2). Within twenty (20) business days following delivery of the notice of termination or notice by 22nd Century to Executive of its belief that there is a payment or benefit due Executive that will result in an excess parachute payment as defined in Code Section 280G, Executive and 22nd Century, at 22nd Century’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by 22nd Century, which opinion sets forth: (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments without regard to the limitations of this Section 6, (D) the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section 6 did not apply, and (E) the After-Tax Value of the Total Payments taking into account the reduction in Total Payments contemplated under this Section 6. As used in this Section 6, the term “Base Period Income” means an amount equal to Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by 22nd Century’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to 22nd Century and Executive. For purposes of determining the After-Tax Value of Total Payments, Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Severance Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s domicile for income tax purposes on the date the Severance Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes. Such opinion shall be dated as of the Termination Date and addressed to 22nd Century and Executive and shall be binding upon 22nd Century and Executive. If such opinion determines that there would be an excess parachute payment and that the After-Tax Value of the Total Payments taking into account the reduction contemplated under this Section 6 is greater than the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section 6 did not apply, then the Severance Payment hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by Executive in writing delivered to 22nd Century within five business days of Executive’s receipt of such opinion or, if Executive fails to so notify 22nd Century, then as 22nd Century shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section 6, Executive and 22nd Century shall obtain, at 22nd Century’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. If the provisions of Code Sections 280G and 4999 are repealed without succession, then this Section 6 shall be of no further force or effect.

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7. Covenants by Executive.

(a) Confidentiality. Executive covenants and agrees with the Company that he or she will not any time during the term of this Agreement and thereafter, except in performance of his or her obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or Confidential Information that he or she may learn or has learned by reason of his or her association with the Company. The term “Confidential Information” includes information not previously made generally available to the public by the Company, with respect to the Company’s products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business and strategic plans, prospects or opportunities, but shall exclude any information which the Company intentionally makes generally available to the public other than as a result of disclosure by Executive in violation of this Section 7(a). Executive will be released of his or her obligations under this Section 7(a) to the extent Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law provided that Executive provides the Company with prompt written notice of such requirement. In addition, Executive will not be in breach of any obligations under Section 7(a), and will not be criminally or civilly liable under any Federal or state trade secret law, for the disclosure of Confidential Information that is made in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law involving the Company or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law involving the Company, Executive may disclose Confidential Information, including trade secrets, to his or her attorney and use such Confidential Information in the court proceeding if such Confidential Information is filed under seal.

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(b) Acknowledgment of Company Assets. Executive acknowledges that the Company, at the Company’s expense, has acquired, created and maintains, and will continue to acquire, create and maintain, significant goodwill with its current and prospective customers, strategic partners, vendors and employees and significant Confidential Information, and that such goodwill and Confidential Information is valuable property of the Company. Executive further acknowledges that to the extent such goodwill and Confidential Information will be generated through Executive’s efforts, such efforts will be funded by the Company and Executive will be fairly compensated for such efforts. Executive acknowledges that all goodwill developed by Executive relative to the Company’s customers, strategic partners, vendors and employees, and all Confidential Information developed by Executive, shall be the sole and exclusive property of the Company and shall not be personal to Executive. Accordingly, in order to afford the Company reasonable protection of such goodwill and of the Company’s Confidential Information, Executive agrees as follows:

(i) [First alternative language: During the term of this Agreement and for a period of 12 months after termination of employment for any reason (such period, the “Post-Termination Restrictive Covenant Period”), Executive shall not, directly or indirectly, as an investor, lender, officer, director, manager, or as an employee, associate, consultant or agent of any individual or entity, or in any other capacity: (A) solicit or endeavor to entice away from the Company any individual who is employed by the Company (except pursuant to a general solicitation which is not directed specifically at any such employees); (B) solicit or endeavor to entice away from the Company any entity who is at the time of termination, or was within the then most recent 12-month period, a customer of the Company; (C) interfere with the business relationship between the Company and any customer, strategic partner, supplier or vendor of the Company or attempt to persuade or encourage any customer, strategic partner, supplier or vendor of the Company to cease doing business with the Company or to engage in any activity competitive with the Company; or (D) make or publish any disparaging remarks about the Company, its products, prospects or management. The Company agrees not to make or publish any disparaging remarks about Executive during the Post-Termination Restrictive Covenant Period.] [Second alternative language: During the term of this Agreement, Executive shall not, directly or indirectly, as an investor, lender, officer, director, manager, or as an employee, associate, consultant or agent of any individual or entity, or in any other capacity: (A) solicit or endeavor to entice away from the Company any individual who is employed by the Company (except pursuant to a general solicitation which is not directed specifically at any such employees); (B) solicit or endeavor to entice away from the Company any entity who is a customer of the Company; (C) interfere with the business relationship between the Company and any customer, strategic partner, supplier or vendor of the Company or attempt to persuade or encourage any customer, strategic partner, supplier or vendor of the Company to cease doing business with the Company or to engage in any activity competitive with the Company; or (D) make or publish any disparaging remarks about the Company, its products, prospects or management. In addition, for a period of [For CEO: 18] [Second alternative language (other than for CEO): 12] months after termination of employment for any reason (such period, the “Post-Termination Restrictive Covenant Period”), Executive shall not, directly or indirectly, as an investor, lender, officer, director, manager, or as an employee, associate, consultant or agent of any individual or entity, or in any other capacity, make or publish any disparaging remarks about the Company, its products, prospects or management.] The Company agrees not to make or publish any disparaging remarks about Executive during the Post-Termination Restrictive Covenant Period.

(ii) During the term of this Agreement [First alternative language: and during the Post-Termination Restrictive Covenant Period], Executive shall not, directly or indirectly, as an investor, lender, officer, director, manager, or as an employee, associate, consultant or agent of any individual or entity, or in any other capacity, (other than as an investor owning not more than a 1% interest in a publicly-traded entity), engage in the Restricted Business (as defined below) anywhere in the world other than on behalf of the Company. Executive acknowledges and agrees that the Company conducts business throughout the world, that the Company’s legitimate and protectable business interests are throughout the world, and therefore this Section 7(b) is intended to prohibit competitive activities by Executive throughout the world. “Restricted Business” means research and product development with respect to, the manufacture, distribution, marketing or sale of, or the licensing of intellectual property related to, tobacco products or other products made from or related to the tobacco plant. The non-competition provisions of this Section 7(b) shall not apply to Executive’s practice of law, to the extent applicable.

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(c) Exclusive Property. Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company. All business records, and documents (whether in paper or electronic media) kept or made by Executive relating to the business of the Company shall be and remain the property of the Company. Upon termination of Executive’s employment with the Company for any reason, Executive promptly deliver to the Company all of the following that are in Executive’s possession or under his or her control: (i) all computers, telecommunication devices and other tangible property of the Company, and (ii) all documents and other materials, in whatever form, which include Confidential Information or which otherwise relate in whole or in part to the present or prospective business of the Company, including but not limited to, drawings, graphs, charts, specifications, notes, reports, memoranda, and computer disks and tapes, and all copies thereof.

(d) Injunctive Relief; Tolling. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. If for any reason, it is held that the restrictions under this Section 7 are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable including, if applicable, modifications to the geographic scope of Section 7(b). The Post-Termination Restrictive Covenant Period will not include any period during which Executive is in violation of Sections 7(a) or 7(b).

(e) Communication to Third Parties. Executive agrees that the Company shall have the right to communicate the terms of this Section 7 to any third parties, including but not limited to, any prospective employer of Executive. Executive waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from such disclosure of the terms of this Section 7.

(f) Independent Obligations. The provisions of this Section 7 shall be independent of any other provision of this Agreement. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense of the enforcement of this Section 7 by the Company.

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(g) Non-Exclusivity. The Company’s rights and Executive’s obligations set forth in this Section 7 are in addition to, and not in lieu of, all rights and obligations provided by applicable statutory or common law.

(h) Inventions. The term “Invention” means any discovery, concept or idea, whether or not patentable or copyrightable, including but not limited to processes, methods, formulae and techniques, as well as improvements thereof or know- how related thereto. Executive will promptly and fully inform the Company in writing of any Invention which is conceived, made, or reduced to practice by Executive, either solely or jointly with another or others, during the term of this Agreement or within 12 months after termination of Executive’s employment for any reason, setting forth in detail the procedures employed and the results achieved. The Company and/or its nominee or assign will be the sole owner, without payment of royalty or any other compensation to Executive, of any such Invention which (i) is conceived, made or reduced to practice with the use of Confidential Information or the Company’s equipment, facilities, materials, personnel or other resources, or (ii) at the time it is conceived, made or reduced to practice relates to the Company’s present or prospective business or actual or demonstrably anticipated research or development, or (iii) is the result of any work performed by Executive for the Company. With respect to each such Invention of which the Company is the owner, Executive will execute and deliver promptly to the Company (without charge to the Company but at its expense) such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent or United States and/or foreign copyright registrations and to vest the entire right and title thereto in the Company.

(i) Defend Trade Secrets Act. Nothing in this Agreement is intended to discourage or restrict Executive from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee or individual independent contractor because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding. If Executive believes that any employee or any third party has misappropriated or improperly used or disclosed Trade Secrets or Confidential Information, Executive should report such activity to the Company’s General Counsel (or, if Executive is the General Counsel, to the Company’s Chief Executive Officer). Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

8. Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing, by email or when deposited in the United States mail, postage prepaid, addressed to Executive at the address (or email address) last appearing in 22nd Century’s personnel records and to the Company at its headquarters with attention (or an email) to the General Counsel (or, if Executive is the General Counsel, to the Chief Executive Officer) of 22nd Century. Either party may change its address by written notice in accordance with this paragraph.

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9. Set Off; Mitigation. The Company’s obligation to pay Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

10. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. If 22nd Century sells, assigns or transfers all or substantially all of its business and assets to any person or entity, then 22nd Century shall assign all of its right, title and interest in this Agreement as of the date of such event to such person or entity, and 22nd Century shall cause such person or entity, by written agreement, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. In case of such assignment by 22nd Century and assumption and agreement by such person or entity, as used in this Agreement, “22nd Century” shall thereafter mean the person which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such person or entity. This Agreement shall not be assignable by Executive. This Agreement shall not be terminated by the voluntary or involuntary dissolution of 22nd Century.

11. Applicable Law and Jurisdiction. This Agreement is to be governed by and construed under the laws of the United States and of the State of [North Carolina][Texas] without resort to [North Carolina’s][Texas’s] choice of law rules. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts located in [Davie County, North Carolina][Texas] and specifically waives any and all objections to such jurisdiction and venue.

12. Captions and Paragraph Headings. Captions and section or paragraph headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.

13. Divisibility of Agreement or Modification By Court. To the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, it shall be, to the further extent permitted by law, modified to the extent necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then it shall be considered expunged, and the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

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14. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Survival. The termination or expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the termination or expiration of this Agreement, which rights and obligations will survive the termination or expiration of this Agreement. In addition, the following provisions shall survive the termination or expiration of this Agreement: Sections 5 and 6 (as necessary for the payments and benefits due thereunder to be paid or provided), and Sections 7, 8, 9, and 11 through 18.

16. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted, or incorporated by reference. This Agreement otherwise supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company, and all such agreements shall be void and of no effect. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

17. Modification or Amendment. This Agreement may not be modified or amended except through a writing signed by both an authorized representative of 22nd Century and Executive, except as required by a court with competent jurisdiction in order to enforce this Agreement.

18. Claims by Executive. Executive acknowledges and agrees that any claim or cause of action by him or her against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

19. Directors and Officers Insurance. During the term of this Agreement, the Company shall maintain commercially reasonable directors and officers insurance. Any release requirement set forth in the Separation Agreement shall not require Executive to waive any right or claim for coverage under such insurance.

20. Execution of Agreement. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument. Further, this Agreement may be signed and delivered by means of facsimile or scanned pages via electronic mail, and such scanned or facsimile signatures shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were an original signature, and no party may raise the use of facsimile or scanned signatures as a defense to the formation of this Agreement.

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21. Review by Counsel. Executive represents and warrants that this Agreement is the result of full and otherwise fair and good faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement, propose modifications and changes, and to verify that the terms and provisions of this Agreement are reasonable and enforceable. Executive acknowledges that he or she has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. This Agreement has been jointly drafted by both parties and shall not be interpreted as against one party as the drafter.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement on the Effective Date.

EXECUTIVE

22ND CENTURY GROUP, Inc.

By:
Name:
Title:

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